Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
CALAMP CORP. AND JEFFERY R. GARDNER

     This Employment Agreement (“Agreement”) is entered into and effective on July 15, 2020 by and between Jeffery R. Gardner, an individual (“Executive”), and CalAmp Corp., a Delaware corporation (the “Company”). Company and Executive are referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.	WHEREAS, it is the desire of the Company to assure itself of the continued services of Executive by engaging Executive to perform such services under the terms hereof.

B.	WHEREAS, Executive desires to commit himself to serve the Company on the terms herein provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment by the Company and Term.

(a)Full Time and Best Efforts. Effective as of July 2, 2020 (the “Effective Date”) and subject to the terms set forth herein, the Company agrees to employ Executive as President and CEO of the Company, and in such other executive capacities as may be requested from time to time by the Board of Directors (the “Board”) of the Company or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company (the “Company’s Affiliates”) as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive’s experience, including (without additional compensation) serving as an officer and director for each Company Affiliate. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or the Company’s Affiliates, or that would interfere with his duties hereunder. Executive may reasonably serve on civic or charitable boards and pursue personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee in accordance with this Agreement; provided that Executive may serve on no more than one (1) publicly traded corporate board unrelated to the Company (and retain all compensation in whatever form for such service) with the approval of the Board, which approval shall not be unreasonably withheld.

4811-3410-8343.2

(b)Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Company’s Board.

(c)Company Policies. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, including, but not limited to, those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control.

(d)Term. The term of employment of Executive under this Agreement shall begin as of the Effective date hereof, for a term ending on May 31, 2022 (the “Term”), subject to the provisions for termination set forth herein. Upon expiration of the Term, this Agreement shall automatically renew for successive two (2) year periods (each a “Renewal Term” or “Term”).

2.Compensation and Benefits.

(a)Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of Forty-Two Thousand Nine Hundred Seventeen Dollars ($42,917.00) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Board during the Term of this Agreement.

(b)Participation in Benefit Plans. During the Term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing, or established hereafter, to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs, as it deems appropriate. Executive shall also participate in all standard fringe benefits offered by the Company to any of its Executive Officers.

(c)Time Off. Executive shall be entitled to a period of annual time off in accordance with the Company’s Flexible Time Off Policy. The days selected for Executive’s time off must be mutually and reasonably agreeable to by the Board and Executive. Executive acknowledges that under the Company’s Flexible Time Off Policy, employees request time off as needed, such that the Executive will accrue no time off and thus shall not be entitled to receive any vacation payout upon termination of this Agreement.

3.Bonuses. The Executive shall be eligible to participate in the Company’s executive bonus program in accordance with the terms of such program (as it may exist from time to time) and in the discretion of the Compensation Committee of the Company’s Board of Directors (“Board”) administering such program.

4.Stock Awards. The Executive shall be eligible to participate in the Company’s executive stock award plans and shall be eligible for equity awards in accordance with the terms of the Company’s stock award plans and in the discretion of the Compensation Committee of the Board administering such plans.

5.Reasonable Business Expenses and Support; Relocation Expenses. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, administrative assistance and facilities. Company agrees to reimburse Executive in an amount of Three Hundred Thousand Dollars ($300,000) (the “Relocation Allowance”) for use at his own discretion to cover the expenses associated with the relocation of himself and his wife to the Orange County, California area. The reimbursement shall be treated as income to the Executive. If Executive, prior to July 2, 2021, voluntarily resigns his employment with the Company, Executive hereby agrees to repay the Company the amount of the Relocation Allowance.

6.Termination of Employment. The date on which Executive’s employment by the Company ceases under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a)Termination Upon Death. If Executive dies prior to the expiration of the Term of this Agreement, the Company shall (i) continue coverage of Executive’s spouse (if any) under all benefit plans or programs of the type listed above in Section 2(b) hereof for a period of six (6) months, and (ii) pay to Executive’s estate the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

(b)Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, as determined by competent medical authority. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall be paid the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

(c)Termination for Cause.

(i)Termination; Payment of Accrued Salary. The Board may terminate Executive’s employment with the Company at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued Base Salary earned through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of giving notice of such termination.

(ii)Definition of Cause.  “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the directors of the Board: (A) unsatisfactory performance of Executive’s duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded Executive reasonable opportunity for cure; (B) a material breach by Executive of any of his material obligations hereunder that the Company has given Executive written notice of and afforded Executive reasonable opportunity for cure; (C) willful failure to follow any lawful directive of the Company consistent with Executive’s position and duties, after written notice and reasonable opportunity to cure; (D) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of the Company’s Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (E) commission of any willful or intentional act which could reasonably be expected to materially injure the property, reputation, business or business relationships of the Company or its customers; or (F) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude.

(d)Termination Without Cause, for Death or for Good Reason.

(i)Termination; Payment of Accrued Salary. The Company may terminate Executive’s employment at any time for other than Cause or disability by providing written notice to Executive. The Executive may terminate his employment with Good Reason (as defined below) pursuant to the procedures set forth in Section 6(e). In either such event (unless such termination would be covered by Section 6(e) below), the Company shall pay Executive as severance (A) subject to Section 6(d)(ii), an amount equal to twelve (12) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such twelve (12) month term in monthly pro rata payments commencing as of the Termination Date (such monthly continued payments of Base Salary, the “Salary Continuation Benefit”); (B) an amount equal to a pro rata portion of his target bonus under the Company’s Board-approved annual incentive plan based on the number of days worked in the year of termination; provided, however, that any such payment will be made within the sole, but reasonable, discretion of the Board, but only to the extent that other senior executives who did not terminate employment, receive bonus payments; and if the Board so authorizes such pro rata bonus payment, then the payment to the Executive would be made at the same time that bonus payments are made to other such senior executives; and (C) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of twelve (12) months following the Termination Date (or the cash equivalent of such amount).

(ii)Notwithstanding the foregoing, the Company shall not be obligated to pay any termination payments under this Section 6(d) or Section 6(e) if Executive breaches the provisions of Section 7 or Section 8 below.

(iii)Vesting Upon Termination. In the event Executive’s employment is terminated pursuant to this Section 6(d), Executive’s then unvested restricted stock units and restricted stock granted under the Company’s stock incentive plans after the Executive became an employee of the Company, shall vest as they would have vested during the twelve (12) months following the Termination Date; but, with respect to any performance stock units, such equity would only vest to the extent that the Executive had achieved the performance criteria at the

Termination Date, with no further vesting to occur. In the event that Executive’s employment is terminated pursuant to Section 6(a) (Death), Executive’s then unvested time-vesting stock units (“RSUs”) and restricted stock, granted under the Company’s stock incentive plans, one hundred percent (100%) of Executive’s then unvested RSUs and restricted stock shall become vested. No other form of equity granted to Executive (performance stock units, stock options, etc.) shall be vested, but shall be forfeited and cancelled.

(iv)Release by Executive. In order to receive the benefits provided by this Section 6(d) or Section 6(e), Executive shall deliver to the Company within twenty-one (21) days following Executive’s termination of employment a full and complete release, in form and substance reasonably acceptable to the Company, of all claims, known or unknown, that Executive may have against the Company, other than claims for indemnification, worker’s compensation or under the Company’s 401(k) plan. The benefits provided by this Section 6(d) or Section 6(e) will be forfeited on the twenty-eighth (28th) day following the Termination Date if the Company has not been provided with such a release by such date.

(e)Termination Following a Change of Control. If, within the three (3)-month period preceding, or the twelve (12)-month period following, a Change of Control (as defined below), the Company terminates Executive’s employment for other than Cause or disability, or Executive terminates his employment for Good Reason (as defined below), then (i) one hundred percent (100%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for twenty-four (24) months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan, (ii) the Executive shall be entitled to an amount equal to twenty-four (24) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such twenty-four (24) month term in monthly pro rata payments commencing as of the Termination Date, (iii) the Executive shall be entitled to an amount equal to a pro rata portion of his target bonus under the Company’s Board-approved annual incentive plan based on the number of days worked in the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of twenty-four (24) months following the Termination Date (or the cash equivalent of such amount). In order to terminate his employment for Good Reason, the Executive must give the Company notice of termination within sixty (60) days of the occurrence of one of the events included in the definition of Good Reason, following which notice the Company will have a period of thirty (30) days to cure the circumstances constituting Good Reason. Unless the Company cures the circumstances constituting Good Reason within such thirty (30) day period, Executive’s employment will be deemed to terminate on the thirtieth (30th) day following the date such notice is delivered to the Company. In all other respects Section 6(d) shall remain applicable. The following definitions shall apply:

(i)“Change of Control” shall mean the consummation of the first to occur of (A) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (B) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (C) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (D) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

(ii)“Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent: (A) the assignment of the Executive to duties materially inconsistent with the Executive’s authority, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company or any other action that constitutes a material reduction in or alteration to the nature or status of the Executive’s authority, duties or responsibilities, in each case from those in effect at the date of the occurrence of the Change of Control; (B) the Company requiring the Executive to be based at a location which is more than fifty (50) miles further from the Executive’s then current temporary in Irvine, California; or (C) a material reduction in the Executive’s Base Salary.

(f)Benefits Upon Termination. All benefits provided under Section 2(b) hereof shall be extended, at Executive’s election and cost, to the extent permitted by the Company’s insurance policies and benefit plans, for eighteen (18) months after Executive’s Termination Date, except (i) as required by law (e.g., COBRA health insurance continuation election) or (ii) in the event of a termination described in Section 6(a).

(g)Termination by Executive. Executive shall have the right, at his election, to terminate his employment with the Company upon 2 months’ advance written notice to the Company to that effect; provided, however, that the Company may in its discretion waive the advance notice period.

(h)Excess Parachute Payments, Limitation on Payments.

(i)

Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) then, if elected by Executive, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, any cash payments shall first be reduced, and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)

Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.Proprietary Information Obligations. During the Term of employment under this Agreement, Executive will have access to and become acquainted with the Company’s and the Company’s Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and the Company’s Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). Executive shall not disclose any of the Company’s or the Company’s Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the Term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company’s Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company’s Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (a) information which is or becomes generally public knowledge except through disclosure by Executive in violation of this Agreement and (b) information that may be required to be disclosed by applicable law.

8.Noninterference. While employed by the Company and for a period of two (2) years after termination of this Agreement, Executive agrees not to interfere with the business of the Company or any of the Company’s Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any of the Company’s Affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

9.Miscellaneous.

(a)Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two (2) days following personal delivery (including personal delivery by telecopy or email (conformed delivery)), or the fourth (4th) day after mailing by first class mail to the recipient at the address indicated below:

To the Company:	CalAmp Corp.
15635 Alton Parkway, Suite 250
Irvine, California 92618
Attention: Chairman of the Board, c/o General Counsel
Email: smoran@calamp.com

To Executive:	CalAmp Corp.
15635 Alton Parkway, Suite 250
Irvine, California 92618
Attention: Jeffery Gardner
Email: jgardner@calamp.com

or to such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.

(b)Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)Interpretation. For purposes of this Agreement, (i) the words “include,” “includes,” and “including,” are deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder,” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (y) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; and (z) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references to “$” or “dollars” mean the lawful currency of the United States of America. Whenever the masculine is used in this Agreement, the same shall include the feminine and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(d)Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the Parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, except for: (i) the Company’s obligation for Executive’s Newport Beach, California apartment rental through August 31, 2020 under the Interim President and CEO Employment Letter Agreement between the parties entered into on March 23, 2020, and effective March 25, 2020; and (ii) the Company’s obligations under Amendment #1 to the Interim President and CEO Employment Letter Agreement between the parties entered into and effective May 1, 2020 for the six (6)-month bonus opportunity through August 31, 2020.

(a)Counterparts. This Agreement may be executed in counterparts, each to constitute an original. Delivery of an executed counterpart of a signature page to this Agreement in electronic (i.e., “DocuSign,” “pdf,” or “tif”) format will be effective as delivery of a manually executed counterpart of this Agreement.

(b)Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(c)Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(d)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

(e)Legal Fees For Review of Agreement. The Company agrees to be responsible for payment of reasonable legal fees, expenses and disbursements of Kutak Rock LLP incurred in connection with Executive’s review of this Agreement, in an amount not to exceed $2,500. The Company acknowledges Kutak Rock LLP owes its professional obligations solely to Executive, including any attorney-client privilege, obligations of confidentiality, or similar duties and privileges.

10.Attorneys’ Fees. In the event of litigation arising under this Agreement or out of or concerning Executive’s employment or termination by the Company, the prevailing Party shall, in addition to all costs of suit, be entitled to recover his or its reasonable attorneys’ fees from the other Party.

11.Section 409A Compliance.

(a)The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)Notwithstanding anything herein to the contrary, in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the payments described in Section 6(d)(i) or Section 6(e), as applicable, to be paid within the first six (6) months following the date of such termination of employment (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of such payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable, (ii) any portion of such payments that exceed the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, in lump sum, on the first (1st) business day after the six (6)-month anniversary of Executive’s termination of employment, and (iii) any portion of such payments that are payable after the Initial Payment Period shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable.

(d)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
CALAMP CORP. AND JEFFERY R. GARDNER

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement set forth below, but effective as of the Effective Date.

EXECUTIVE:	CALAMP CORP.
/s/ Jeffery R. Gardner	By:	/s/ A.J. Moyer
Jeffery R. Gardner		A.J. Moyer
	Its:	Chairman of the Board
Dated: July 16, 2020	Dated: July 16, 2020